Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Monique Allaire,	Caton Lovett,
AVEO Pharmaceuticals, Inc.	Pure Communications
(617) 299-5810	(910) 232-7166

AVEO Reports Second Quarter 2011 Accomplishments and Financial Results

CAMBRIDGE, Mass., July 28, 2011 – AVEO Pharmaceuticals, Inc. (NASDAQ: AVEO) today reviewed key second quarter accomplishments and reported consolidated financial results for the second quarter of 2011.

“We are very pleased with the progress we have made against our corporate goals for 2011 in the first half of the year, including the initiation of our partnership with Astellas in support of tivozanib, completion of enrollment in the ongoing Phase 2 clinical trial of our HGF/c-MET pathway inhibitor, ficlatuzumab, and progress with AV-203, our anti-ErbB3 monoclonal antibody,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO. “In addition, our Human Response Platform continued to be productive, evidenced in part by the recent collaboration with Centocor Ortho Biotech around our RON antibody program. Lastly, we strengthened our balance sheet following our recent public offering, which we believe positions AVEO to continue to execute on our clinical, regulatory and commercialization strategies.”

Second Quarter 2011 Key Accomplishments

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Completed equity public offering raising total net proceeds of approximately $104.2 million: AVEO completed an underwritten public offering of 6,352,119 shares of common stock, comprised of 5,750,000 shares of common stock initially offered and an additional 602,119 shares of common stock sold pursuant to the underwriters’ exercise of their over-allotment option, at a price of $17.50 per share. Net proceeds to AVEO were approximately $104.2 million. AVEO expects to use these proceeds for general corporate purposes, including expanding the development of tivozanib and ficlatuzumab, and advancing its monoclonal antibody pipeline, led by AV-203.

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Completed patient enrollment in ongoing ficlatuzumab Phase 2 trial: AVEO has completed patient enrollment with 188 patients in the Phase 2 portion of its ongoing Phase 1b/2 trial evaluating ficlatuzumab in combination with gefitinib (Iressa™) versus gefitinib monotherapy as first-line therapy for patients with both wild-type and mutant EGFR non-small cell lung cancer (NSCLC). As reported at the American Society of Clinical Oncology (ASCO) 2011 Annual Meeting, results from the Phase 1b portion of this trial showed that ficlatuzumab was well tolerated and demonstrated clinical activity in patients with NSCLC when combined with gefitinib. AVEO continues to expect top-line data from the Phase 2 trial in 2012.

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Achieved development milestone for AV-203 under agreement with Biogen Idec: AVEO achieved a preclinical development milestone for AV-203 that triggered a $5 million payment from Biogen Idec under the terms of the ex-North American option and license agreement for AVEO’s ErbB3-targeted antibody program. AVEO plans to initiate Phase 1 development of AV-203 in 2012.

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Exclusive license agreement with Centocor Ortho Biotech for AVEO’s RON antibody program: AVEO entered into an exclusive license agreement with Centocor Ortho Biotech Inc. for the worldwide development and commercialization of AVEO’s internally-discovered antibodies targeting the RON (Recepteur d’Origine Nantais) receptor. Under the terms of the agreement, AVEO initially received $15 million, which included a $7.5 million up-front payment and a $7.5 million equity investment. AVEO is eligible to receive up to $540 million in milestone payments based upon the achievement of specified development, regulatory and commercialization goals. Upon commercialization, AVEO will be entitled to a tiered, double-digit royalty on net sales worldwide.

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Continued visibility into AVEO’s programs with recent scientific presentations: Data from AVEO’s ongoing tivozanib clinical trials were highlighted in multiple poster presentations at ASCO. Among these data presentations, final analyses from AVEO’s 272-patient Phase 2 trial evaluating tivozanib in patients with renal cell carcinoma (RCC) showed that the median progression-free survival (PFS) achieved among all patients (both clear cell and non-clear histologies) treated with tivozanib was 11.7 months, and 14.8 months among those with clear cell RCC who had undergone nephrectomy, which is the same patient population being evaluated in TIVO-1. AVEO anticipates top-line TIVO-1 data in the fourth quarter of this year at the earliest. AVEO also presented six poster presentations of preclinical data on tivozanib and its monoclonal antibody programs, including AV-203, RON, Notch and FGFR, at the American Association for Cancer Research (AACR) 2011 Annual Meeting. Two poster presentations were also presented in collaboration with OSI Pharmaceuticals highlighting AVEO’s Human Response Platform™.

Second Quarter 2011 Financial Results

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Total collaboration revenues for the second quarter ended June 30, 2011 were $26.6 million compared with $15.6 million for the second quarter of 2010. The primary driver for the increase was revenue recognized in conjunction with AVEO’s collaboration agreements with OSI, Centocor Ortho Biotech and Biogen Idec, offset in part by the fact that no revenues were earned from Merck as a result of termination of the companies’ collaboration agreement in December 2010.

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Research and development (R&D) expense for the second quarter of 2011 was $25.1 million compared with $26.0 million for the second quarter of 2010. The decrease in R&D spending was primarily due to reimbursable amounts under the cost sharing provisions of AVEO’s collaboration agreement with Astellas executed in the first quarter of 2011 and a decrease in tivozanib-related costs, offset in part by an increase in ficlatuzumab-related costs.

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General and administrative (G&A) expense for the second quarter of 2011 was $6.4 million compared with $3.8 million for the second quarter of 2010. The increase in G&A spending was primarily driven by an increase in personnel-related expenses, legal costs and pre-commercialization activities for tivozanib, partially offset by reimbursable amounts under the cost sharing provisions of AVEO’s collaboration agreement with Astellas.

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Net loss for the second quarter of 2011 was $5.7 million, or basic and diluted net loss per share of $0.16, compared with a net loss of $15.5 million, or basic and diluted net loss per share of $0.50, for the second quarter of 2010.

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AVEO ended the second quarter of 2011 with cash, cash equivalents and marketable securities of $296.8 million, which includes net proceeds of approximately $104.2 million, after payments to strategic, legal and financial advisors, from the June 2011 sale of approximately 6.4 million shares of AVEO common stock.

Updated Financial Guidance

AVEO expects to end 2011 with at least $230 million in cash, cash equivalents and marketable securities, which includes approximately $104.2 million in net proceeds from the recent public offering of AVEO common stock. AVEO anticipates that this capital should allow it to fund its current operating plan beyond 2012.

Upcoming Activities

AVEO expects to present at the Canaccord Adams 31st Annual Global Growth Conference in Boston, August 9-11, 2011.

Today’s Conference Call and Webcast Reminder

The AVEO management team will host a conference call discussing the company’s second quarter 2011 accomplishments and financial results today at 10:00 a.m. (EDT). The call can be accessed by dialing 1-800-510-9834 (domestic) or 1-617-614-3669 (international) five minutes prior to the start of the call and providing the passcode 17069613. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 87389315. The replay of the call will be available for two weeks from the date of the live call.

A live, listen-only webcast of the conference call can also be accessed by visiting the investors section of the AVEO website at investor.aveopharma.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About AVEO

AVEO Pharmaceuticals (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. The company’s lead product candidate, tivozanib, is currently being investigated in a global, randomized Phase 3 clinical trial called TIVO-1 comparing tivozanib to sorafenib in patients with advanced renal cell carcinoma, as well as additional clinical studies in other solid tumor types. AVEO’s second most advanced product candidate, ficlatuzumab (AV-299), is a potent, functional anti-HGF/c-MET pathway antibody that is currently in Phase 2 clinical development. AVEO’s proprietary Human Response Platform™ is designed to offer the company a unique advantage in cancer drug development and has provided a discovery engine for multiple therapeutic targets. This approach has resulted in a promising pipeline of monoclonal antibodies against novel targets including HGF, ErbB3, RON, Notch and FGFR. For more information, please visit the company’s website at www.aveopharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “will,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: AVEO’s continued advancement of its clinical, regulatory and commercialization strategies; the expected use of proceeds from AVEO’s recent public offering; the successful design and execution of AVEO’s clinical-stage programs; AVEO’s plans to initiate clinical development of AV-203; the expected timing of TIVO-1 trial results, the expected timing of ficlatuzumab trial results; AVEO’s plans to leverage its Human Response Platform™; AVEO’s estimates for its 2011 financial performance (including its expected year-end cash balance) and AVEO’s estimates regarding its ability to fund its operations beyond 2012. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: difficulties, delays and failures in AVEO’s ability to successfully research, develop and obtain and maintain regulatory approvals for tivozanib, ficlatuzumab and AVEO’s other product candidates; the possibility that AVEO will not obtain positive results in its Phase 3 clinical trial of tivozanib and/or that tivozanib will not achieve the regulatory approvals required for its successful commercialization either in the U.S. or abroad; potential delays in data availability from TIVO-1 or ficlatuzumab; AVEO’s inability to obtain and maintain adequate protection for intellectual property rights relating to AVEO’s product candidates and technologies; unplanned operating expenses; AVEO’s inability to raise substantial additional funds to achieve AVEO’s goals; adverse general economic and industry conditions; and those risks discussed in “Risk Factors” and elsewhere in AVEO’s most recent Quarterly Report on Form 10-Q and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

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AVEO Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value amounts)

(unaudited)

	June 30,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$81,013	$45,791
Marketable securities	183,295	94,407
Accounts receivable	28,770	391
Prepaid expenses and other current assets	9,294	4,864

Total current assets	302,372	145,453

Marketable securities	32,476	—
Property and equipment, net	5,008	4,532
Other assets	230	456
Restricted cash	705	607

Total assets	$340,791	$151,048

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,938	$9,247
Accrued expenses	10,277	10,121
Loans payable, net of discount	6,039	5,766
Deferred revenue	2,230	16,693
Other liabilities	1,249	—
Deferred rent	268	266

Total current liabilities	33,001	42,093

Loans payable, net of current portion and discount	17,815	17,636
Deferred revenue, net of current portion	20,331	16,509
Deferred rent, net of current portion	446	553
Other liabilities	1,238	2,487

Stockholders’ equity :
Preferred Stock, $.001 par value: 5,000 shares authorized at June 30, 2011 and December 31, 2010, respectively; 0 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	—	—

Common stock, $.001 par value: 100,000 shares authorized at June 30, 2011 and December 31, 2010, respectively; 42,901 and 35,604 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	43	36
Additional paid-in capital	424,732	308,268
Accumulated other comprehensive income (loss)	64	(20)
Accumulated deficit	(156,879)	(236,514)

Total stockholders’ equity	267,960	71,770

Total liabilities and stockholders’ equity	$340,791	$151,048

AVEO Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Collaboration revenue	$26,554	$15,622	$160,168	$26,503

Operating expenses:
Research and development	25,078	25,997	63,095	48,615
General and administrative	6,371	3,835	15,599	6,588

	31,449	29,832	78,694	55,203

Income (loss) from operations	(4,895)	(14,210)	81,474	(28,700)

Other income and expense:
Other income (expense), net	11	(582)	(45)	130
Interest expense	(946)	(725)	(1,958)	(1,332)
Interest income	99	28	164	35

Other income (expense), net	(836)	(1,279)	(1,839)	(1,167)

Net income (loss)	$(5,731)	$(15,489)	$79,635	$(29,867)

Net income (loss) per share—basic	$(0.16)	$(0.50)	$2.19	$(1.60)

Weighted-average number of common shares used in net income (loss) per share—basic	36,849	30,822	36,318	18,649

Net income (loss) per share—diluted	$(0.16)	$(0.50)	$2.09	$(1.60)

Weighted-average number of common shares used in net income (loss) per share—diluted	36,849	30,822	38,120	18,649